TERMS SUPPLEMENT NO. 47 dated November 4, 2009
To Product Supplement No. 2 dated September 7, 2007 and
Prospectus Supplement and Prospectus dated February 5, 2007	Filed pursuant to Rule 433
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Registration Statement No. 333-140456

EKSPORTFINANS ASA

Reverse Exchangeable Securities with Contingent Downside Protection

$[• ] [• ]% Enhanced Yield Securities linked to the common stock of The Dow Chemical Company due May 20, 2010

$[• ] [• ]% Enhanced Yield Securities linked to the common stock of The Hartford Financial Services Group, Inc. due May 20, 2010

$[• ] [• ]% Enhanced Yield Securities linked to the common stock of Peabody Energy Corporation, due May 20, 2010

Offering Information

Offerings:

This terms supplement relates to three separate offerings of securities, each of which is linked to one, and only one, Underlying Stock. You may participate in any or all of the security offerings. This terms supplement does not, however, allow you to purchase a security linked to a basket of more than one or all of the Underlying Stocks described below.

Issuer:	Eksportfinans ASA

Underlying Stock:	The Underlying Stock for each security offering will be the common stock of the issuers as set forth in the table below:

	Underlying Stock (for each of the		Relevant	Ticker
	security offerings)	CUSIP No.	Exchange	Symbol
	The Dow Chemical Company	260543103	NYSE	DOW
	The Hartford Financial Services Group, Inc.	416515104	NYSE	HIG
	Peabody Energy Corporation	704549104	NYSE	BTU

Agent:	Wells Fargo Securities, LLC

Principal Amount per security:	$1,000.00

Issue Price per security:	100.00%

Maturity Date:	Securities linked to The Dow Chemical Company		May 20, 2010
	Securities linked to The Hartford Financial Services Group, Inc.		May 20, 2010
	Securities linked to Peabody Energy Corporation		May 20, 2010

Valuation Date: (as further	Securities linked to The Dow Chemical Company		May 13, 2010
described in product	Securities linked to The Hartford Financial Services Group, Inc.		May 13, 2010
supplement no. 2)	Securities linked to Peabody Energy Corporation		May 13, 2010

Interest:

Securities linked to The Dow Chemical Company, expected to be [12.00-13.00]% per annum (to be determined on the trade date), payable monthly.

Securities linked to The Hartford Financial Services Group, Inc., expected to be [13.00-14.00]% per annum (to be determined on the trade date), payable monthly.

Securities linked to Peabody Energy Corporation, expected to be [12.00-13.00]% per annum (to be determined on the trade date), payable monthly.

Interest Payment Dates:	Securities linked to The Dow Chemical Company	20th of each month, starting December 20, 2009
	Securities linked to The Hartford Financial Services Group, Inc.	20th of each month, starting December 20, 2009
	Securities linked to Peabody Energy Corporation	20th of each month, starting December 20, 2009

Initial Stock Price:	Securities linked to The Dow Chemical Company	$[ • ]
	Securities linked to The Hartford Financial Services	$[ • ]
Group, Inc.
	Securities linked to Peabody Energy Corporation	$[ • ]

Knock-in Price:

Securities linked to The Dow Chemical Company:
$[ • ], the price that is 30.00% below the initial stock price.

Securities linked to The Hartford Financial Services Group, Inc.:
$[ • ], the price that is 40.00% below the initial stock price.

Securities linked to Peabody Energy Corporation:
$[ • ], the price that is 30.00% below the initial stock price.

Share Amount:	Securities linked to The Dow Chemical Company	[•]
	Securities linked to The Hartford Financial Services	[•]
Group, Inc.
	Securities linked to Peabody Energy Corporation	[•]

Exchange Listing:	None

Trade Date:	•, 2009

Expected Original Issue Date:	•, 2009

CUSIP Number:		CUSIP No.
	Securities linked to The Dow Chemical Company	[•]
	Securities linked to The Hartford Financial Services Group, Inc.	[•]
	Securities linked to Peabody Energy Corporation	[•]

Securities linked to The Dow Chemical Company	Per Security	Total
Public Offering Price	$•	$•
Underwriting Discount and Commission	$•	$•
Proceeds to Eksportfinans ASA	$•	$•

Securities linked to The Hartford Financial Services Group, Inc.	Per Security	Total
Public Offering Price	$•	$•
Underwriting Discount and Commission	$•	$•
Proceeds to Eksportfinans ASA	$•	$•

Securities linked to Peabody Energy Corporation	Per Security	Total
Public Offering Price	$•	$•
Underwriting Discount and Commission	$•	$•
Proceeds to Eksportfinans ASA	$•	$•

Additional terms specific to the securities

     Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and these offerings. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in these offerings will arrange to send you the prospectus, each prospectus supplement, product supplement no. 2 and this terms supplement if you so request by calling toll-free 1-888-215-4145 or 1-212-214-6282.

     You should read this terms supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. 2 dated September 7, 2007. This terms supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying product supplement no. 2 and the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

     You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

http://www.sec.gov/Archives/edgar/data/700978/000095012307012382/u53557e424b2.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

Selected risk considerations

     An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying Stocks. These risks are explained in more detail in the “Risk factors” sections of the accompanying product supplement no. 2 dated September 7, 2007 and the accompanying prospectus supplement.

     No guaranteed return of principal. With an investment in the securities, you bear the risk of losing some or all of the value of your principal if a knock-in event occurs during the term of the securities and the final stock price is less than the initial stock price. Under these circumstances, at maturity, for each security you hold, the maturity payment amount that you will receive will be shares of the applicable Underlying Stock, which represents the number of shares of the applicable Underlying Stock equal to the share amount multiplied by the share multiplier. In these circumstances, you will lose some or all of the value of the principal amount of your securities and receive shares of the applicable Underlying Stock instead of a cash payment.

     Yield may be lower. The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security with the same maturity date.

     Relationship to the Underlying Stocks. You will have no rights against any of the Underlying Stock Issuers even though the market value of the securities and the amount you will receive at maturity depend on the performance of the applicable Underlying Stock. The Underlying Stock Issuers are not involved in the offering of the securities and have no obligations relating to the securities. In addition, you will not receive any dividend payments or other distributions on any of the Underlying Stocks, and as a holder of the securities, you will not have voting rights or any other rights that holders of the Underlying Stocks may have.

     No active trading market. The securities will not be listed or displayed on any securities exchange, the Nasdaq National Market or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the market price of any of the Underlying Stocks. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high.

     Potential conflicts of interest. Wells Fargo Securities, LLC or its affiliates may presently or from time to time engage in business that may adversely affect the price of the securities, including hedging activities. In addition, the inclusion of commissions and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices. In the course of business, Wells Fargo Securities, LLC or its affiliates may acquire non-public information relating to any of the Underlying Stock Issuers and, in addition, one or more affiliates of Wells Fargo Securities, LLC may publish research reports about any of the Underlying Stock Issuers. Neither we nor Wells Fargo Securities, LLC make any representation to any purchasers of the securities regarding any matters whatsoever relating to any of the Underlying Stock Issuers.

Hypothetical returns

     The following tables illustrate the hypothetical maturity payment amount and corresponding hypothetical return at maturity per security (in each case, including interest payments), for a range of hypothetical final stock prices and the corresponding hypothetical price return of each of the Underlying Stocks and whether or not a knock-in event has occurred.

     The tables below assume no market disruption event, antidilution adjustments or settlement disruption event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to the securities, tax liabilities could affect the after-tax rate of return on the securities to a comparatively greater extent than the after-tax return on each of the Underlying Stocks.

Securities linked to The Dow Chemical Company

The examples are based on the following hypothetical terms:

  a hypothetical initial stock price of $23.82;

  a hypothetical knock-in price of $16.674;

  an interest rate of 12.50%; and

  an investment term of 181 days.

     The figures below are for purposes of illustration only. The actual maturity payment amount and the resulting return (inclusive of coupons) will depend on the actual final stock price and whether or not a knock-in event occurs, each determined by the calculation agent as described in this terms supplement.

		A Knock-In Event Has Occurred		A Knock-In Event Has Not Occurred
Hypothetical Final Stock Price	Hypothetical Price Return of the Underlying Stock	Hypothetical Return at Maturity per Security (Including Interest)(1)	Hypothetical Maturity Payment Amount per Security (Including Interest)	Hypothetical Return at Maturity per Security (Including Interest)(1)	Hypothetical Maturity Payment Amount per Security (Including Interest)
$11.91	-50.00%	-43.72%	$562.85	-	-
$13.10	-45.00%	-38.72%	$612.85	-	-
$14.29	-40.00%	-33.72%	$662.85	-	-
$15.48	-35.00%	-28.72%	$712.85	-	-
$16.67(2)	-30.00%	-23.72%	$762.85	-	-
$17.87	-25.00%	-18.72%	$812.85	6.28%	$1,062.85
$19.06	-20.00%	-13.72%	$862.85	6.28%	$1,062.85
$20.25	-15.00%	-8.72%	$912.85	6.28%	$1,062.85
$21.44	-10.00%	-3.72%	$962.85	6.28%	$1,062.85
$22.63	-5.00%	1.28%	$1,012.85	6.28%	$1,062.85
$23.82(3)	0.00%	6.28%	$1,062.85	6.28%	$1,062.85
$25.01	5.00%	6.28%	$1,062.85	6.28%	$1,062.85
$26.20	10.00%	6.28%	$1,062.85	6.28%	$1,062.85
$27.39	15.00%	6.28%	$1,062.85	6.28%	$1,062.85
$28.58	20.00%	6.28%	$1,062.85	6.28%	$1,062.85
$29.78	25.00%	6.28%	$1,062.85	6.28%	$1,062.85
$30.97	30.00%	6.28%	$1,062.85	6.28%	$1,062.85
$32.16	35.00%	6.28%	$1,062.85	6.28%	$1,062.85
$33.35	40.00%	6.28%	$1,062.85	6.28%	$1,062.85
$34.54	45.00%	6.28%	$1,062.85	6.28%	$1,062.85
$35.73	50.00%	6.28%	$1,062.85	6.28%	$1,062.85

(1)	The returns at maturity specified above are not annualized rates of return but rather actual returns over the term of the security and, in the case of the securities, are calculated based on a hypothetical 181-day investment term and, in the case of the applicable Underlying Stock, do not take into account dividends, if any, paid on the applicable Underlying Stock or any transaction fees and expenses.
(2)	This is the hypothetical knock-in price.
(3)	This is the hypothetical initial stock price.

     The following graph sets forth the return at maturity for a range of final stock prices both if a knock-in event has occurred and if a knock-in event has not occurred.

Return Profile of [•]% Enhanced Yield Securities vs. The Dow Chemical Company *

* Assumes an interest rate of 12.50% per annum and a 181-day term.

Securities linked to The Hartford Financial Services Group, Inc.

The examples are based on the following hypothetical terms:

  a hypothetical initial stock price of $24.81;

  a hypothetical knock-in price of $14.886;

  an interest rate of 13.50%; and

  an investment term of 181 days.

     The figures below are for purposes of illustration only. The actual maturity payment amount and the resulting return (inclusive of coupons) will depend on the actual final stock price and whether or not a knock-in event occurs, each determined by the calculation agent as described in this terms supplement.

		A Knock-In Event Has Occurred		A Knock-In Event Has Not Occurred
Hypothetical Final Stock Price	Hypothetical Price Return of the Underlying Stock	Hypothetical Return at Maturity per Security (Including Interest)(1)	Hypothetical Maturity Payment Amount per Security (Including Interest)	Hypothetical Return at Maturity per Security (Including Interest)(1)	Hypothetical Maturity Payment Amount per Security (Including Interest)
$12.41	-50.00%	-43.72%	-43.21%	$567.88	-
$13.65	-45.00%	-38.72%	-38.21%	$617.88	-
$14.89(2)	-40.00%	-33.72%	-33.21%	$667.88	-
$16.13	-35.00%	-28.72%	-28.21%	$717.88	6.79%
$17.37	-30.00%	-23.72%	-23.21%	$767.88	6.79%
$18.61	-25.00%	-18.72%	-18.21%	$817.88	6.79%
$19.85	-20.00%	-13.72%	-13.21%	$867.88	6.79%
$21.09	-15.00%	-8.72%	-8.21%	$917.88	6.79%
$22.33	-10.00%	-3.72%	-3.21%	$967.88	6.79%
$23.57	-5.00%	1.28%	1.79%	$1,017.88	6.79%
$24.81(3)	0.00%	6.28%	6.79%	$1,067.88	6.79%
$26.05	5.00%	6.28%	6.79%	$1,067.88	6.79%
$27.29	10.00%	6.28%	6.79%	$1,067.88	6.79%
$28.53	15.00%	6.28%	6.79%	$1,067.88	6.79%
$29.77	20.00%	6.28%	6.79%	$1,067.88	6.79%
$31.01	25.00%	6.28%	6.79%	$1,067.88	6.79%
$32.25	30.00%	6.28%	6.79%	$1,067.88	6.79%
$33.49	35.00%	6.28%	6.79%	$1,067.88	6.79%
$34.73	40.00%	6.28%	6.79%	$1,067.88	6.79%
$35.97	45.00%	6.28%	6.79%	$1,067.88	6.79%
$37.22	50.00%	6.28%	6.79%	$1,067.88	6.79%

(1)	The returns at maturity specified above are not annualized rates of return but rather actual returns over the term of the security and, in the case of the securities, are calculated based on a hypothetical 181-day investment term and, in the case of the applicable Underlying Stock, do not take into account dividends, if any, paid on the applicable Underlying Stock or any transaction fees and expenses.
(2)	This is the hypothetical knock-in price.
(3)	This is the hypothetical initial stock price.

     The following graph sets forth the return at maturity for a range of final stock prices both if a knock-in event has occurred and if a knock-in event has not occurred.

Return Profile of [•]% Enhanced Yield Securities vs. The Hartford Financial Services Group, Inc. *

* Assumes an interest rate of 13.50% per annum and a 181-day term.

Securities linked to Peabody Energy Corporation

The examples are based on the following hypothetical terms:

  a hypothetical initial stock price of $40.27;

  a hypothetical knock-in price of $28.189;

  an interest rate of 12.50%; and

  an investment term of 181 days.

     The figures below are for purposes of illustration only. The actual maturity payment amount and the resulting return (inclusive of coupons) will depend on the actual final stock price and whether or not a knock-in event occurs, each determined by the calculation agent as described in this terms supplement.

		A Knock-In Event Has Occurred		A Knock-In Event Has Not Occurred
Hypothetical Final Stock Price	Hypothetical Price Return of the Underlying Stock	Hypothetical Return at Maturity per Security (Including Interest)(1)	Hypothetical Maturity Payment Amount per Security (Including Interest)	Hypothetical Return at Maturity per Security (Including Interest)(1)	Hypothetical Maturity Payment Amount per Security (Including Interest)
$20.14	-50.00%	-43.72%	$562.85	-	-
$22.15	-45.00%	-38.72%	$612.85	-	-
$24.16	-40.00%	-33.72%	$662.85	-	-
$26.18	-35.00%	-28.72%	$712.85	-	-
$28.19(2)	-30.00%	-23.72%	$762.85	-	-
$30.20	-25.00%	-18.72%	$812.85	6.28%	$1,062.85
$32.22	-20.00%	-13.72%	$862.85	6.28%	$1,062.85
$34.23	-15.00%	-8.72%	$912.85	6.28%	$1,062.85
$36.24	-10.00%	-3.72%	$962.85	6.28%	$1,062.85
$38.26	-5.00%	1.28%	$1,012.85	6.28%	$1,062.85
$40.27(3)	0.00%	6.28%	$1,062.85	6.28%	$1,062.85
$42.28	5.00%	6.28%	$1,062.85	6.28%	$1,062.85
$44.30	10.00%	6.28%	$1,062.85	6.28%	$1,062.85
$46.31	15.00%	6.28%	$1,062.85	6.28%	$1,062.85
$48.32	20.00%	6.28%	$1,062.85	6.28%	$1,062.85
$50.34	25.00%	6.28%	$1,062.85	6.28%	$1,062.85
$52.35	30.00%	6.28%	$1,062.85	6.28%	$1,062.85
$54.36	35.00%	6.28%	$1,062.85	6.28%	$1,062.85
$56.38	40.00%	6.28%	$1,062.85	6.28%	$1,062.85
$58.39	45.00%	6.28%	$1,062.85	6.28%	$1,062.85
$60.41	50.00%	6.28%	$1,062.85	6.28%	$1,062.85

(1)	The returns at maturity specified above are not annualized rates of return but rather actual returns over the term of the security and, in the case of the securities, are calculated based on a hypothetical 181-day investment term and, in the case of the applicable Underlying Stock, do not take into account dividends, if any, paid on the applicable Underlying Stock or any transaction fees and expenses.
(2)	This is the hypothetical knock-in price.
(3)	This is the hypothetical initial stock price.

     The following graph sets forth the return at maturity for a range of final stock prices both if a knock-in event has occurred and if a knock-in event has not occurred.

Return Profile of [•]% Enhanced Yield Securities vs. Peabody Energy Corporation *

* Assumes an interest rate of 12.50% per annum and a 181-day term.

The Underlying Stocks

The Underlying Stock Issuers

     Provided below is a brief description of the Underlying Stock Issuers obtained from publicly available information published by the Underlying Stock Issuers. Neither we nor Wells Fargo Securities, LLC make any representation to any purchasers of the securities regarding any matters whatsoever relating to the Underlying Stock Issuers. Any prospective purchaser of the securities should undertake an independent investigation of the Underlying Stock Issuers as in its judgment is appropriate to make an informed decision regarding an investment in the securities.

     Each of the Underlying Stocks is registered under the U.S. Securities Exchange Act of 1934, as amended (the Exchange Act). Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. In addition, information filed by each of the Underlying Stock Issuers with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.

     According to its publicly available documents, The Dow Chemical Company is a diversified chemical company that combines the power of science and technology with the “Human Element” to constantly improve what is essential to human progress. The company delivers a broad range of products and services to customers in approximately 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. Information filed with the SEC by The Dow Chemical Company under the Exchange Act can be located by reference to SEC file number 001-03433.

     According to its publicly available documents, The Hartford Financial Services Group, Inc. is an insurance and financial services company. The Hartford, headquartered in Connecticut, is among the largest providers of investment products, individual life, group life and group disability insurance products, and property and casualty insurance products in the United States. Information filed with the SEC by The Hartford Financial Services Group, Inc. under the Exchange Act can be located by reference to SEC file number 001-13958.

     According to its publicly available documents, Peabody Energy Corporation is the largest private-sector coal company in the world. They own majority interests in 30 coal mining operations located in the U.S. and Australia. Additionally, they own a minority interest in one Venezuelan operating mine through a joint venture arrangement. Information filed with the SEC by Peabody Energy Corporation under the Exchange Act can be located by reference to SEC file number 001-16463.

Historical Data

     Each of the Underlying Stocks is listed on the Relevant Exchange under its respective symbol described above. The following tables set forth the high intra-day, low intra-day and quarter-end closing prices (in US dollars) for The Dow Chemical Company, The Hartford Financial Services Group, Inc. and Peabody Energy Corporation for the four calendar quarters in each of 2004, 2005, 2006, 2007 and 2008, the first three quarters of 2009 and the period from October 1, 2009 to November 2, 2009. For each of the Underlying Stocks, the historical prices listed below were obtained from Bloomberg Financial Markets without independent verification. These historical prices should not be taken as an indication of future performance, and no assurance can be given that the price of either of the Underlying Stocks will not decrease such that you would receive less than the principal amount of your securities at maturity.

     Any historical upward or downward trend in the price of any of the Underlying Stocks during any period shown below is not an indication that the price of that Underlying Stock is more or less likely to increase or decrease at any time during the term of the securities. You should not take the historical performance levels as an indication of future performance of any of the Underlying Stocks. We cannot assure you that the future performance of any of the Underlying Stocks will result in your receiving the principal amount of your securities on the maturity date. The actual performance of each of the Underlying Stocks over the life of the securities may bear little relation to the historical levels shown below.

The Dow Chemical Company

				Quarter-End Closing Price
Quarter-Start Date	Quarter-End Date	High Intra-Day Price	Low Intra-Day Price
1/1/2004	3/31/2004	44.21	37.49	40.28
4/1/2004	6/30/2004	42.45	36.36	40.70
7/1/2004	9/30/2004	45.40	37.95	45.18
10/1/2004	12/31/2004	51.34	41.82	49.51
1/1/2005	3/31/2005	56.75	47.60	49.85
4/1/2005	6/30/2005	50.49	42.95	44.53
7/1/2005	9/30/2005	49.36	40.20	41.67
10/1/2005	12/31/2005	47.21	40.55	43.82
1/1/2006	3/31/2006	45.15	40.26	40.60
4/1/2006	6/30/2006	43.10	37.01	39.03
7/1/2006	9/30/2006	39.97	33.00	38.98
10/1/2006	12/31/2006	41.55	38.13	39.94
1/1/2007	3/31/2007	47.26	39.02	45.86
4/1/2007	6/30/2007	47.60	43.71	44.22
7/1/2007	9/30/2007	47.96	38.89	43.06
10/1/2007	12/31/2007	47.39	39.20	39.42
1/1/2008	3/31/2008	40.00	33.01	36.85
4/1/2008	6/30/2008	42.90	34.64	34.91
7/1/2008	9/30/2008	38.50	30.82	31.78
10/1/2008	12/31/2008	32.28	14.93	15.09
1/1/2009	3/31/2009	16.68	5.89	8.43
4/1/2009	6/30/2009	18.99	8.14	16.14
7/1/2009	9/30/2009	27.24	14.22	26.07
10/1/2009	11/2/2009	27.27	23.22	23.82

The Hartford Financial Services Group, Inc.

				Quarter-End Closing Price
Quarter-Start Date	Quarter-End Date	High Intra-Day Price	Low Intra-Day Price
1/1/2004	3/31/2004	66.70	58.75	63.70
4/1/2004	6/30/2004	69.12	61.06	68.74
7/1/2004	9/30/2004	69.05	58.08	61.93
10/1/2004	12/31/2004	69.57	52.73	69.31
1/1/2005	3/31/2005	74.07	65.98	68.56
4/1/2005	6/30/2005	77.52	65.35	74.78
7/1/2005	9/30/2005	82.50	71.53	77.17
10/1/2005	12/31/2005	89.49	72.57	85.89
1/1/2006	3/31/2006	89.12	79.24	80.55
4/1/2006	6/30/2006	93.95	80.14	84.60
7/1/2006	9/30/2006	88.51	79.55	86.75
10/1/2006	12/31/2006	93.75	83.78	93.31
1/1/2007	3/31/2007	97.95	90.30	95.58
4/1/2007	6/30/2007	106.23	94.89	98.51
7/1/2007	9/30/2007	100.54	83.00	92.55
10/1/2007	12/31/2007	99.14	86.37	87.19
1/1/2008	3/31/2008	87.88	63.98	75.77
4/1/2008	6/30/2008	79.88	64.41	64.57
7/1/2008	9/30/2008	68.35	31.50	40.99
10/1/2008	12/31/2008	39.74	4.16	16.42
1/1/2009	3/31/2009	19.91	3.33	7.85
4/1/2009	6/30/2009	18.16	7.16	11.87
7/1/2009	9/30/2009	29.00	10.00	26.50
10/1/2009	11/2/2009	29.59	23.06	24.81

Peabody Energy Corporation

				Quarter-End Closing Price
Quarter-Start Date	Quarter-End Date	High Intra-Day Price	Low Intra-Day Price
1/1/2004	3/31/2004	11.84	8.52	10.89
4/1/2004	6/30/2004	13.11	9.77	13.10
7/1/2004	9/30/2004	14.14	11.88	13.93
10/1/2004	12/31/2004	20.32	12.64	18.94
1/1/2005	3/31/2005	23.83	17.20	21.70
4/1/2005	6/30/2005	26.43	18.42	24.36
7/1/2005	9/30/2005	40.26	24.35	39.49
10/1/2005	12/31/2005	40.70	33.10	38.58
1/1/2006	3/31/2006	49.15	38.61	47.20
4/1/2006	6/30/2006	71.43	43.83	52.20
7/1/2006	9/30/2006	56.00	30.85	34.43
10/1/2006	12/31/2006	45.49	31.88	37.83
1/1/2007	3/31/2007	41.76	33.89	37.67
4/1/2007	6/30/2007	52.20	37.41	45.30
7/1/2007	9/30/2007	47.74	35.97	44.82
10/1/2007	12/31/2007	62.55	44.49	61.64
1/1/2008	3/31/2008	63.96	42.05	51.00
4/1/2008	6/30/2008	88.69	49.38	88.05
7/1/2008	9/30/2008	88.26	39.10	45.00
10/1/2008	12/31/2008	43.98	16.01	22.75
1/1/2009	3/31/2009	30.95	20.17	25.04
4/1/2009	6/30/2009	37.44	23.64	30.16
7/1/2009	9/30/2009	41.54	27.20	37.22
10/1/2009	11/2/2009	46.57	34.54	40.27

Supplemental information regarding taxation in the United States

     The amount of the stated interest rate on the note that constitutes interest on the Deposit (as defined in the accompanying product supplement no. 2), and the amount that constitutes Put Premium (as defined in the accompanying product supplement no. 2) are set forth in the table below.

	Deposit	Put Premium
Securities linked to The Dow Chemical Company	%	%
Securities linked to The Hartford Financial Services Group, Inc.	%	%
Securities linked to Peabody Energy Corporation	%	%

     In addition to potential alternative treatments under current tax law, it is also possible that the tax law may be changed by legislative or regulatory action, possibly with retroactive effect. However, it is not possible to predict whether or when such action will occur and the effect of such potential changes is uncertain.

     Please refer to “Taxation in the United States” beginning on page PS-29 of the accompanying product supplement no. 2.

Supplemental plan of distribution

     The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to terms agreements dated as of • between the agent and us. The agent has agreed to pay our out-of-pocket expenses in connection with the issuance of the securities.

     See “Supplemental plan of distribution” beginning on page PS-32 of the accompanying product supplement no. 2.